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Exhibit 99.1

RFS LOWERS THIRD QUARTER 2002 EARNINGS GUIDANCE AND AFFIRMS DIVIDEND

        Memphis, Tennessee, September 19, 2002—RFS Hotel Investors, Inc. (NYSE: RFS) today announced that it is lowering its third quarter earnings guidance as a result of continued softness in business travel exacerbated by weak lodging demand during the first two weeks of September 2002. The Company stated that it expects revenue per available room (RevPAR) to decline approximately 4% to 5% for the 2002 third quarter, compared to previous guidance of flat to an increase of 5%. Estimated FFO per share, for the quarter, was reduced to $0.34 to $0.36, compared to earlier guidance of $0.40 to $0.45.

        As reported by Smith Travel Research, hotel industry RevPAR declined 2% in July, 5% in August and approximately 6% to 7% in the first two weeks of September 2002 as compared to the prior year periods. Most industry reports had forecasted improving comparative RevPAR performance throughout the third quarter. RFS RevPAR declined 6% in July, 9% in August, and approximately 10% in the first two weeks of September as compared to the prior year periods. RFS's RevPAR results continue to be hindered by relative over-weighting in upper upscale hotels in Silicon Valley and San Francisco which have experienced an average decline in third quarter RevPAR of approximately 20% through September 17, 2002. Exclusive of the Company's six northern California hotels, RFS's RevPAR results are consistent with industry trends.

        Robert Solmson, chairman and chief executive officer of the Company, stated, "We believe we are nearing the end of a cyclical downturn for the hotel business. Our current level of earnings before interest, taxes, depreciation and amortization (EBITDA) and the Company's low leveraged balance sheet permit us to affirm our dividend policy. We expect to pay dividends in 2002 aggregating $1.00 per share."

        The Company will update its earnings guidance for the remainder of 2002 during its third quarter earnings release on October 29, 2002.

        RFS Hotel Investors, Inc. (RFS) is a real estate investment trust (REIT) that owns 58 hotels with approximately 8,400 rooms located in 24 states. RFS's hotel portfolio is diversified by geography, brand and segment. Leading brands under which RFS hotels are operated include Sheraton®, Residence Inn by Marriott®, Hilton®, Doubletree®, Holiday Inn®, Hampton Inn®, and Homewood Suites by Hilton®. By segment, RFS receives approximately 38% of its EBITDA from full service hotels, 35% from extended stay hotels, and 27% from limited service hotels. Additional information can be found on the Company's web site at www.rfshotel.com.

        Certain matters discussed in this press release include "forward-looking statements" within the meaning of the federal securities laws. The words "anticipate," "believe," "estimate," "expect," "intend," "will," and similar expressions, as they relate to us, are intended to identify forward-looking statements. Such statements are based on current expectations, estimates and projections about the industry and markets in which the Company operates, as well as management's beliefs and assumptions and information currently available to us. Forward-looking statements are not guarantees of future performance and involve numerous risks and uncertainties which may cause the Company's actual financial condition, results of operation and performance to be materially different from the results or expectations expressed or implied by such statements. General economic conditions, including the timing and magnitude of recovery from the current economic downturn, future acts of terrorism or war, risks associated with the hotel and hospitality business, the availability of capital, and numerous other factors may affect the Company's future results, performance and achievements. These risks and uncertainties are described in greater detail in the Company's periodic filing with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Although we believe our current expectations to be based upon reasonable assumptions, we can give no assurance that our expectations will be attained or that actual results will not differ materially.

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